ComC, Inc. and Subsidiaries
Martinez California


We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated April 2, 2000, relating to the consolidated financial statements of ComC, Inc. which is contained in that Prospectus.

We also consent to the reference to us under the caption "Experts" in the Prospectus.


/s/ BDO Seidman, LLP
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BDO Seidman, LLP
San Jose, CA

June 6, 2000